As filed with the Securities and Exchange Commission on May 27, 2015
Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MOVADO GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	13-2595932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No., if applicable)

650 FROM ROAD, STE. 375 PARAMUS, NEW JERSEY	07652-3556
(Address of Principal Executive Office)	(Zip Code)

MOVADO GROUP, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN FOR EXECUTIVES
(Full title of the plan)

TIMOTHY F. MICHNO
GENERAL COUNSEL
MOVADO GROUP, INC.
650 FROM ROAD, STE. 375
PARAMUS, NEW JERSEY 07652-3556
(Name and address of agent for service)

(201) 267-8000
(Telephone number, including area code, of agent for service)

Copy to:
LAWRENCE G. WEE, ESQ.
PAUL, WEISS, RIFKIND, WHARTON & GARRISON
1285 AVENUE OF THE AMERICAS
NEW YORK, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (1)	108,000	$27.95 (2)	$3,018,600 (3)	$350.76
Deferred Compensation Obligations (4)	$20,000,000	100%	$20,000,000	$2,324

(1)	Represents Common Stock issuable under the Movado Group, Inc. Amended and Restated Deferred Compensation Plan for Executives.
(2)	Estimated solely for purposes of calculating the registration fee and calculated pursuant to Rule 457(c), based on the average of the high and low sale prices of the Common Stock on May 19, 2015 as reported on the New York Stock Exchange.
(3)	Estimated solely for purposes of calculating the registration fee.
(4)	The Deferred Compensation Obligations are unsecured obligations of Movado Group, Inc. to pay deferred compensation in the future in accordance with the terms of the Movado Group, Inc. Amended and Restated Deferred Compensation Plan for Executives.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, the registrant, Movado Group, Inc. (the “Registrant”), is filing this registration statement (the “Registration Statement”) with respect to the issuance of (i) an additional 108,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”) issuable under the Movado Group, Inc. Amended and Restated Deferred Compensation Plan For Executives, effective June 1, 1995 and amended and restated effective January 1, 2013 (as amended and restated, the “Plan”) and (ii) an additional $20,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) which represent general unsecured obligations of the Company to pay certain compensation amounts in the future to participating employees in accordance with the terms of the Plan. On October 11, 1996, the Registrant filed a registration statement (the “First Registration Statement”) on Form S-8 (File No. 333- 13927) with respect to the issuance of the Common Stock and the Deferred Compensation Obligations under the Plan,  on September 25, 2006 the Registrant filed a second registration statement (the “Second Registration Statement”) on Form S-8 (File No. 333-137573) with respect to the issuance of additional Common Stock and Deferred Compensation Obligations under the Plan and on May 27, 2012, the Registrant filed a third registration statement (the “Third Registration Statement” and, together with the First Registration Statement and the Second Registration Statement, the “Original Registration Statements”) on Form S-8 (File No. 333-181017) with respect to the issuance of additional Common Stock and Deferred Compensation Obligations under the Plan. Except as otherwise provided herein, the contents of the Original Registration Statements are hereby incorporated in the Registration Statement by reference.
The Registrant is amending “Item 4 - Description of the Securities” in the Original Registration Statements to reflect amendments to the Plan.  “Item 4 - Description of the Securities” in the Original Registration Statements is hereby amended and restated in its entirety to read as follows:
Under the Movado Group, Inc. Deferred Compensation Plan for Executives (the “Plan”), the Company will provide eligible employees the opportunity to defer a specified percentage of their cash compensation.  The obligations of the Company with respect to such deferrals (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
Under the Plan, each eligible employee shall deliver a Compensation Deferral Election to the Company in order for any base salary deferrals and, where the participant is not classified as a sales executive, bonus deferrals or both, as applicable, to become effective.
The Company shall establish for each participant a separate bookkeeping account and credit to the account an amount designated in the participant’s Compensation Deferral Election for each year.  Such amounts shall not be made available to the participant, except as described below, and shall reduce the participant’s compensation.  Amounts credited to participants shall be subject to the rights of the general creditors of the Company.
Participants shall cease to contribute after they cease to be employed by the Company.  The Compensation Deferral Election and any changes thereto must be submitted before the beginning of the calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which an employee is first eligible to participate in the Plan or in any other individual account nonqualified deferred compensation plan maintained by the Company, such Compensation Deferral Election may be filed within thirty days of the date on which an employee is first eligible to so participate with respect to compensation earned during the remainder of the calendar year, and, provided further, that a bonus deferral election may be submitted as late as by the end of the sixth month of the applicable bonus performance period. A new Compensation Deferral Election shall be required for purposes of each bonus deferral.
The Company shall also credit annually to the account of each participant a matching contribution in an amount equal to one hundred percent of such participant’s compensation deferrals for such plan year up to a maximum annual matching contribution equal to: (i) 10% of the base salary of any such participant classified as a “Group I Employee” and (ii) 5% of the base salary of any such participant classified as a “Group II Employee”, provided that in any event the participant is an employee on the last day of such plan year.
Twenty percent of each matching contribution for a participant shall be made in the form of rights to receive shares of Common Stock of the Company (which shall consist of bookkeeping credits to the participant’s accounts) representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the fair market value of the Common Stock on the date on which such matching contribution is so credited.
Dividends declared on Common Stock shall not be credited to the accounts of any participant in connection with any rights to receive bookkeeping credits for Common Stock pursuant to the Plan.
When a participant or a participant’s beneficiary is entitled to a lump sum distribution pursuant to the Plan, the Company shall issue to the participant or beneficiary the number of shares of Common Stock equal to the number of full shares then credited to such participant’s account.  If payment to a participant or a participant’s beneficiary is being made in installments, each installment shall include a proportionate portion of the aggregate number of shares then credited to such participant's account.  In all cases, the Company shall pay any fractional shares in cash.

The Company reserves the right to make discretionary contributions to participants’ accounts in such amounts and in such manner as may be determined by the Company.
A participant’s deferred salary and earnings thereon are immediately vested.  Except as otherwise provided in the Plan, Company matching contributions or discretionary contributions vest at the rate of 20% per year as long as the participant remains an employee of the Company.  A participant (i) who attains the age of 65, (ii) whose employment is terminated after attaining the age of 55, provided that the participant has been employed by the Company or any affiliate for at least 10 years and subject to board or committee approval, or (iii) whose employment terminates due to death or disability, shall be fully vested in all amounts in such participant’s account.  If a Change in Control occurs, all amounts attributable to matching contributions and employer contributions shall be fully vested as of the date of such Change in Control.  A participant whose employment terminates for other reasons shall forfeit unvested amounts.
A participant may request the investment of funds (or a change thereof), and the relative proportions of each if more than one investment fund is desired, to be used to credit investment earnings, gains and losses with respect to his or her account (other than for rights to receive Common Stock) among the investment funds available under the Plan.  Where a participant has not made a written investment direction request, the Plan’s administrator may direct the Plan’s trustee to invest such amount in a money market fund selected by the administrator.
The right to benefits or payments under the Plan may not be transferred, assigned or pledged by any participant or any participant’s beneficiary.
Distributions from the Plan shall commence six months following a participant’s “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), unless it is determined that amounts held in the participant’s account do not constitute deferred compensation within the meaning of Section 409A of the Code, in which case distribution begins within 90 days following separation from service.  Participants who experience an “Unforeseeable Emergency” (as defined in the Plan), as determined by the Plan’s administrator, may take an in-service distribution of up to 50% of their account balances (excluding amounts notionally invested in Common Stock), subject to certain restrictions on continued participation in the Plan.  The Plan and all Compensation Deferral Elections are intended to comply with the applicable requirements of Section 409A of the Code, and shall be so interpreted and construed.
Benefits, including shares of Common Stock, will be paid in a single lump sum or in ten annual installments, as elected by the participant as part of the initial Compensation Deferral Election.  A participant may make a subsequent election to delay a payment under the Plan or to change the form of a payment under the

Plan subject to the satisfaction of certain timing restrictions.  Payments are made in Common Stock to the extent the participant’s account has been denominated in Common Stock, otherwise, payment will be made in cash.
The term of the Plan will expire on June 13, 2023, unless extended by the Company as provided in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Movado Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey on this 27th day of May, 2015.

MOVADO GROUP, INC.

By:	/s/ Timothy F. Michno
Name: Timothy F. Michno
Title: General Counsel

Each person whose signature appears below constitutes and appoints Efraim Grinberg, Richard J. Cote and Timothy F. Michno, and each of them, as his or her attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in his or her name, place and stead, to sign and file the proposed Registration Statement and any and all amendments and exhibits thereto, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to such securities or such registration, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Efraim Grinberg	Chairman of the Board of Directors and	May 27, 2015
Efraim Grinberg	Chief Executive Officer; Director

/s/ Richard J. Coté	President and Chief Operating Officer; Director	May 27, 2015
Richard J. Coté

/s/ Sallie A. DeMarsilis	Chief Financial Officer;	May 27, 2015
Sallie A. DeMarsilis	Principal Accounting Officer

/s/ Alex Grinberg	Senior Vice President Customer/Consumer	May 27, 2015
Alex Grinberg	Centric Initiatives; Director

SIGNATURE	TITLE	DATE

/s/ Margaret Hayes Adame	Director	May 27, 2015
Margaret Hayes Adame

/s/ Alan H. Howard	Director	May 27, 2015
Alan H. Howard

/s/ Nathan Leventhal	Director	May 27, 2015
Nathan Leventhal

/s/ Richard D. Isserman	Director	May 27, 2015
Richard D. Isserman

/s/ Maurice Reznik	Director	May 27, 2015
Maurice Reznik

/s/ Peter A. Bridgman	Director	May 27, 2015
Peter A. Bridgman

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Timothy F. Michno regarding the legality of the securities being registered.

10.1
Amended and Restated Deferred Compensation Plan for Executives, effective January 1, 2013. Incorporated herein by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 2, 2013.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Timothy F. Michno (included in the opinion filed as Exhibit 5 hereto).

24	Power of Attorney (included on the signature page of this Registration Statement).